Exhibit 99.1

MAGELLAN PETROLEUM CORPORATION

ENTERS INTO SECOND PRIVATE PLACEMENT AGREEMENTS WITH ITS STRATEGIC

INVESTOR

PORTLAND, Maine, August 9, 2010 — Magellan Petroleum Corporation (NASDAQ: MPET) (ASX: MGN) (“Magellan” or the “Company”) has executed a Securities Purchase Agreement and an Investor’s Agreement to finalize the terms of its previously announced second Private Investment in a Public Equity (“PIPE”) with its largest stockholder, Young Energy Prize S.A. (“YEP”), a Luxembourg corporation.

The placement involves the issuance and sale of up to 5.2 million new shares of the Company’s common stock, $0.01 par value per share (“Common Stock”), to YEP and/or one or more of its affiliates in return for $3.00 per new share issued and sold. Placement of the shares is expected to occur in one or more closings through December 25, 2010, with the proceeds to be used to cover operating and financing expenditures associated with the purchase by Magellan Petroleum Australia Limited (a wholly-owned subsidiary of Magellan, “MPAL”) of a 40% interest in the Evans Shoal field, offshore Australia, from Santos Offshore Pty Ltd. (“Santos”), as well as a portion of the field’s development costs.

The share purchase price is approximately 63% above the Common Stock closing price on August 6, 2010. If all shares are placed, the ownership position of YEP and its affiliates in the Company will consist of approximately 15.5 million shares of Common Stock and 4.4 million shares of Common Stock issuable under YEP’s existing arrant, or approximately 33% of the outstanding shares of Common Stock, assuming the full exercise of such warrant. The Investor’s Agreement contains provisions relating to registration, percentage-maintenance, transfer restriction, first refusal and standstill rights and obligations. The Company’s disclosures with respect to the placement are qualified by reference to the full text of the Securities Purchase Agreement, a Memorandum of Agreement modifying and clarifying certain of its provisions, and the Investor’s Agreement.

Magellan’s President and Chief Executive Officer, William H. Hastings said, “We’ve taken another step forward in the Evans Shoal acquisition process. While there is ongoing work on further financing and partners’ initiatives to be done, we have this important step behind us. YEP’s share price for this transaction is indicative of our largest stockholder’s confidence in the Evans Shoal acquisition and our other projects, as we continue with our efforts to build substantial stockholder value”.

Nikolay V. Bogachev, a Director of the Company since 2009 and Chairman and Chief Executive Officer of YEP, commented: “YEP has been investing in Magellan at premiums to the market price of its stock since July 2009 and we will continue to do so with the goal of creating the world’s first integrated methanol company with its reserve base in Australia. We strongly believe that methanol prices for the foreseeable future will be an arbitrage between inevitably rising oil and relatively flat gas prices. Australia is the only free-market country with available and substantial reserves of natural gas suitable for economic methanol production. Reserves there are large, in relatively shallow water depths and proximate to high-growth Asian markets

About Magellan

Magellan’s common stock is quoted on the NASDAQ Capital Market (symbol: MPET) and on the Australian Stock Exchange in the form of CDI’s (symbol: MGN). The Company is engaged in the sale of oil and gas resulting from the exploration for and development of oil and gas reserves. Magellan’s most significant assets are its 100% equity ownership interest in Magellan Petroleum Australia Limited (“MPAL”) and its 83.7% interest in all zones surface to deep at the Poplar Dome fields, Roosevelt Co., Montana. MPAL also has signed an agreement to acquire a 40% equity interest in the Evans Shoal gas field, offshore Northern Territory, Australia. Magellan and MPAL also hold various override and working interest holdings elsewhere in the United Kingdom and in Canada.

About YEP

YEP was founded in 2007 by recognized entrepreneur Nikolay V. Bogachev, who has had partnerships with Enterprise Oil (now Shell), Marathon Oil, and other major oil companies in developing earlier investments. YEP is building a portfolio of energy investments worldwide with a current focus on Australia and in Africa.

For further information, please contact:

William H. Hastings, President and CEO of Magellan, (207) 619-8501

Antoine Lafargue, CFO and Treasurer of Magellan, (207) 619-8505

Forward- Looking Statements

Statements in this release which are not historical in nature are intended to be, and are hereby identified as, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. These statements about Magellan and MPAL may relate to their businesses and prospects, revenues, expenses, operating cash flows, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Among these risks and uncertainties are the ability of MPAL, with the assistance of the Company, to successfully and timely close the Evans Shoal acquisition, the likelihood and timing of the receipt of proceeds from the YEP private placement transaction due to conditions stipulated in the Securities Purchase Agreement, the ability of the Company to successfully develop a strategy for methanol development, pricing and production levels from the properties in which Magellan and MPAL have interests, the extent of the recoverable reserves at those properties, the profitable integration of acquired businesses, including Nautilus Poplar LLC, the future outcome of the negotiations for gas sales contracts for the remaining uncontracted reserves at both the Mereenie and Palm Valley gas fields in the Amadeus Basin, including the likelihood of success of other potential suppliers of gas to the current customers of Mereenie and Palm Valley production. In addition, MPAL has a large number of exploration permits and faces the risk that any wells drilled may fail to encounter hydrocarbons in commercially recoverable quantities. Any forward-looking information provided in this release should be considered with these factors in mind. Magellan assumes no obligation to update any forward-looking statements contained in this release, whether as a result of new information, future events or otherwise.